Exhibit 99.2

Polypore International, Inc. Announces Receipt of Requisite
Consents in Tender Offer for 10½% Senior Discount Notes due 2012
and Consent Solicitation

CHARLOTTE, N.C.,  June 29, 2007 — Polypore International, Inc. (“Polypore”) today announced that, as part of its previously announced tender offer and consent solicitation for its 10½% Senior Discount Notes due 2012 (the “Notes”), as of 5:01 p.m., New York City time, on June 28, 2007 (the “Consent Deadline”), Polypore had accepted tenders and consents for approximately 98.49% of the aggregate principal amount at maturity outstanding of the Notes.

In connection with the tender offer and related consent solicitation for the Notes, on July 3, 2007, Polypore will enter into a supplemental indenture (the “Supplemental Indenture”) which will amend the Indenture, dated as of October 18, 2004, between Polypore and The Bank of New York, as trustee, relating to the Notes (the “Indenture”). The Supplemental Indenture to be entered into by Polypore and The Bank of New York, as trustee, will eliminate substantially all of the covenants and certain events of default and related provisions contained in the Indenture.  The Supplemental Indenture will become operative upon the settlement date for the Notes tendered on or prior to the Consent Deadline.

The tender offer for the Notes is scheduled to expire at 5:00 p.m., New York City time, on July 13, 2007 (the “Expiration Date”). Notes tendered in the tender offer after the Consent Deadline, but prior to the Expiration Date will not receive a consent payment. Notes tendered in the tender offer on or prior to the Consent Deadline may no longer be withdrawn. The settlement date for notes tendered in the tender offer on or prior to the Consent Deadline is expected to be July 3, 2007 if the initial public offering of Polypore is completed on such date.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The tender offer may only be made pursuant to the terms of the applicable Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offer is set forth in the Offer to Purchase that has been sent to holders of the Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 807-2200 (toll-free).

J.P. Morgan Securities Inc. is the Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (call collect).

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore International, Inc.’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a global leader with manufacturing facilities or sales offices in nine countries serving six continents.

Forward-Looking Statement

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facilities; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control.  Additional information concerning these and other important factors can be found in Polypore’s filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor Contact: Polypore Investor Relations — 704-587-8886